EXHIBIT 107.1

CALCULATION OF REGISTRATION FEE

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUICKLOGIC CORPORATION

(Exact name of Registrant as specified in its charter)

Security Type	Security Class Title	Fee Calculation Rule(3)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Equity	Common Stock, par value $0.001 per share	457(c)	900,000 (2)	$5.67	$5,103,000	$473.05

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Quicklogic Corporation (the “Registrant”) that may become issuable under our 2019 Stock Plan, as amended (the “2019 Stock Plan”), in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.

(2)	Represents shares of Common Stock that were added to the shares reserved for issuance under the Registrant’s 2019 Stock Plan.

(3)

Determined solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on $5.67, which is the average of the high and low prices for the Registrant’s Common Stock as reported on the Nasdaq Capital Market on May 13, 2022.